Exhibit 77(C):

Cohen & Steers Global Infrastructure Fund, Inc.
shareholders voted on the following proposals at the annual meeting held on December 17, 2015. The description of each proposal and number of shares voted are as follows:

Common Shares


Shares Voted
For

Authority
Withheld
Proposal 1. To elect Directors:




Michael Clark

9,065,012.039

110,122.182
Bonnie Cohen

9,046,680.800

128,453.421
George Grossman

9,065,147.619

109,986.602
Joseph Harvey

9,065,234.357

109,899.864
Dean Junkans

9,062,585.160

112,549.061
Richard E. Kroon

9,064,688.834

110,445.387
Gerald J. Maginnis

9,059,997.828

115,136.393
Jane Magpiong

9,061,541.815

113,592.406
Richard J. Norman

9,061,037.243

114,096.978
Frank K. Ross

9,057,337.590

117,796.631
Robert H. Steers

9,062,763.453

112,370.768
C. Edward Ward, Jr.

9,058,338.469

116,795.752

Common Shares








Shares Voted
For

Shares Voted
Against
Shares
Abstained
Broker Non-
Vote
Proposal 2. To approve the revision of
CSU's fundamental investment
restriction with respect to
concentrating investments in an
industry as described below:
*	Amended Fundamental
Restriction: The Fund
may not invest more than
25% of its assets in
securities of issuers in
any one industry, except
for securities in
infrastructure companies.

6,319,782.701

142,731.406
58,327.580
2,654,292.534